Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-274656, 333-274658 and 333-281841), Post-Effective Amendment on Form S-3 to Registration Statement on Form S-1 (File No. 333-268103) and Form S-8 (File No. 333-267319) of our report dated March 31, 2025, relating to the consolidated financial statements of ProMIS Neurosciences Inc., appearing in this Annual Report on Form 10-K. Our report includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ BAKER TILLY US, LLP

Tewksbury, Massachusetts
March 31, 2025